Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (File No. 333-89839) of Sun Bancorp, Inc. on Form S-8 of our report dated June 29, 2017, which report appears in the Annual Report on Form 11-K of Sun National Bank 401(k) Plan for the year ended December 31, 2016.

/s/ CohnReznick LLP

CohnReznick LLP
Roseland, New Jersey
June 29, 2017